Exhibit 99.1

Conn’s, Inc. Announces Completion of Credit Facility Amendments

BEAUMONT, Texas--(BUSINESS WIRE)--March 17, 2010--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced that it has completed amendments to its asset based loan and securitization borrowing facilities, providing it relief from potential covenant violations as of January 31, 2010.

The agreements replaced the leverage ratio with a covenant based on liabilities to tangible net worth and lowered the minimum fixed charge coverage ratio requirement for the twelve-month periods ended January 31, and April 30, 2010. In addition to the covenant changes, the cost of borrowings under the asset based loan and securitization revolving credit facilities was increased, and the commitment levels and maturity dates for the securitization revolving facility were reduced. Currently, the total commitment provided under the securitization revolving facility is $200 million, and will be reduced to $170 million in April 2010, and then to $130 million in April 2011. The ultimate maturity date on the securitization revolving facility was changed to August 2011, from September 2012. The amendment to the securitization facility also included certain changes in the servicing requirements if specific performance measurements are not maintained.

“We are very pleased that these amendments have been completed and appreciate the support of our long-term financial partners and vendors,” commented Tim Frank, the Company’s President and CEO. “We look forward to continuing to work with our financial partners on our capital needs for the future.”

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company’s ability to offer flexible financing programs; the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the ability of the Company and the QSPE to maintain compliance with the covenants in their financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants; the ability of the financial institutions providing lending facilities to the Company or the QSPE to fund their commitments; the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s or the QSPE’s financing providers; the cost of any amended, renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; the outcome of litigation or government investigations; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed March 26, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3294